BORDERS GROUP, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

FOR NONEMPLOYEE DIRECTORS

CERTIFICATE

I, Thomas D. Carney, General Counsel of Borders Group, Inc., hereby certify that the attached document is a correct copy of the Borders Group, Inc. Non-Qualified Deferred Compensation Plan for Nonemployee Directors effective as of March 1, 2004.

Dated this 4th day of March, 2004.

                                                                                      General Counsel as Aforesaid

                                                                               (Corporate Seal)

BORDERS GROUP, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN

FOR NONEMPLOYEE DIRECTORS

Article 1

Introduction

1.1 Purpose of the Plan, Effective Date.  The Borders Group, Inc. Non-Qualified Deferred Compensation Plan for Nonemployee Directors (the “Plan”) has been established by Borders Group, Inc. (the “Company”), effective as of March 1, 2004 (the “Effective Date”), with respect to nonemployee members of the Board of Directors of the Company (“Eligible Directors”).  The purpose of the Plan is to provide those Eligible Directors with an opportunity to defer the receipt and income taxation of a portion of such directors’ fees.

1.2 Plan Administrator, Plan Year.  The Plan is administered by the Company (the “Plan Administrator”).  The Plan is administered on the basis of a Plan Year which, with respect to the initial Plan Year, is the period beginning on the Effective Date and ending on December 31, 2004, and thereafter is the calendar year.  Article 8 describes certain specific powers, duties and responsibilities of the Plan Administrator with respect to the administration of the Plan.

1.3 Supplements.  From time to time supplements may by amendment be attached to and form a part of this Plan.  Such supplements may modify or supplement the provisions of the Plan as they apply to the Eligible Directors, shall specify the person affected by such supplements and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan provisions and the provisions of such supplements.

Article 2

Plan Participation

2.1 Eligibility. Each nonemployee director as of the Effective Date of the Plan shall be an Eligible Director as of the Effective Date.  Each other nonemployee director of the Company shall be an Eligible Director as of the date he first becomes a nonemployee director of the Company.

2.2 Participation.  Each Eligible Director may irrevocably elect to have Deferral Contributions made on his behalf for a Plan Year, or portion of a Plan Year, pursuant to Section 3.2 and thereby become a Plan Participant.  “Participant” means any individual who has been admitted to, and has not been removed from, participation in the Plan pursuant to this Article 2.  A Participant must complete such forms and provide such data in a timely manner as is required by the Plan Administrator.  Such forms and data may include, without limitation, his acceptance of the terms and conditions of the Plan and his designation of a beneficiary to receive any death benefits payable hereunder.

2.3 Cessation of Active Participation.

(a) Cessation of Eligible Status.  A Participant shall be considered an active Participant during any period when Deferral Contributions are being made to the Plan on his behalf.  A Participant’s active participation in the Plan shall cease as of the date he ceases to be a nonemployee director of the Company, whether because of death, retirement, resignation, removal, employment by the Company or any of its subsidiaries, or any other reason.  Upon cessation of, or removal from, active participation in the Plan, a Participant’s deferrals under the Plan shall cease.

(b) Inactive Participant Status.  Even if his active participation in the Plan ends, a director or former director shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his Deferral Contribution Account (as defined in Section 3.1) is distributed from the Plan, or (ii) the date he again recommences active participation in the Plan as an Eligible Director by electing to have Deferral Contributions made to the Plan on his behalf pursuant to Section 3.2.  During the period of time that a director or former director is an inactive Participant in the Plan, his Deferral Contribution Account shall continue to be credited with earnings and losses pursuant to the terms of Section 3.5, and he shall continue to be eligible to direct the manner in which his Deferral Contribution Account shall be deemed invested pursuant to Section 4.2.

(c) Participation after Recommencement of Service.  If an Eligible Director ceases to be a nonemployee director of the Company and then becomes a nonemployee director of the Company again, he shall become eligible to participate or to recommence his participation in the Plan as of the date he again becomes a nonemployee director.

Article 3

Participants’ Deferral Contribution Accounts; Deferrals and Crediting

3.1 Participants’ Deferral Contribution Accounts.  The Plan Administrator shall establish and maintain on behalf of each Participant a separate bookkeeping account (a “Deferral Contribution Account”) under the Plan.  With respect to any Participant, this Deferral Contribution Account shall represent the amount of his Deferral Contributions (as defined in Section 3.2) and earnings or losses attributable thereto.

Each Participant shall at all times have a 100 percent vested interest in his Deferral Contribution Account. Each Participant’s Deferral Contribution Account shall be maintained until the value thereof has been distributed to or on behalf of such Participant or his beneficiary.

3.2 Deferral Contributions.  Each Participant may irrevocably elect to have Deferral Contributions made on his behalf for a Plan Year by completing and submitting to the Plan Administrator (or its designee) a Deferral Election (as defined in Section 3.3) setting forth the terms of his election.  A “Deferral Contribution” means that portion of a Participant’s Compensation that the Participant elects to defer receipt of, in lieu of receiving such Compensation currently.  “Compensation” means the cash retainer payable to a nonemployee director for service on the Board, for service as a member of any Board committee, or for service as the chairman of any Board committee, together with other cash fees, if any, payable to a nonemployee director in that capacity for attending meetings or otherwise for service on the Board or any Board committee.  Grants of equity awards, including but not limited to restricted stock and stock options, and reimbursement of expenses do not constitute Compensation for purposes of this Plan.  A Participant may elect to defer a fixed dollar amount, or an amount designated in whole percentages, that is no more than 100 percent of his Compensation for such Plan Year.  Deferral Contributions may only be made from Compensation earned while the Participant is serving as a nonemployee director of the Company.

3.3 Deferral Election.  A Participant must complete and submit a written Deferral Election to the Plan Administrator providing for the reduction of his Compensation for the appropriate amount of Deferral Contributions.  The following terms and conditions shall apply to Deferral Elections:

(a) Initial Deferral Election.  The Eligible Director’s initial Deferral Election under the Plan with respect to his Compensation for any Plan Year shall be effective for any Compensation earned after the date the Deferral Election becomes effective, except that a deferral election made during March 2004 will not apply to any Compensation earned on or before March 31, 2004.  To be effective, the initial Deferral Election under the Plan with respect to Compensation must be made within the time period prescribed by the Plan Administrator (generally, before the first day of the Plan Year for which Deferral Contributions attributable to Compensation will be made or, if later during such Plan Year, within 30 days after the date on which the Eligible Director first becomes an Eligible Director pursuant to Section 2.1). Until such time as an Eligible Director submits an initial Deferral Election in a timely manner, he shall be deemed to have elected not to make Deferral Contributions and to have elected not to become a Participant in the Plan.

(b) Subsequent Deferral Election.  A Participant’s subsequent Deferral Election with respect to his Compensation for any Plan Year must be made within the time period prescribed by the Plan Administrator, but before the first day of the Plan Year for which the Compensation to be deferred is payable.

(c) Term.  Each Participant’s Deferral Election shall remain in effect for the Compensation earned during a Plan Year until the date the Participant ceases to be an active Participant.

(d) Crediting Contributions.  For each Plan Year that a Participant has a Deferral Election in effect, the Plan Administrator shall credit the amount of such Participant’s Deferral Contributions to his Deferral Contribution Account on the day such amount would have been paid to him but for his Deferral Election (or such other date or time as the Plan Administrator, in its sole discretion, determines from time-to-time).

3.4 Debiting of Distributions and Forfeitures.  As of each business day, the Plan Administrator shall debit each Participant’s Deferral Contribution Account for any amount distributed or forfeited from such Deferral Contribution Account since the immediately preceding business day.

3.5 Crediting of Earnings or Losses on Contributions.  As of each business day, the Plan Administrator shall credit to each Participant’s Deferral Contribution Account the amount of earnings or losses applicable thereto for the period since the immediately preceding business day.  To effect such crediting of earnings and losses, the Plan Administrator shall, as of each business day, first subtract all distributions and forfeitures since the immediately preceding business day from the Deferral Contribution Account, add to the Deferral Contribution Account the amount of the contributions, and allocate the net earnings or losses to the Participant’s Deferral Contribution Account based on the individual account activity of the Deferral Contribution Account during such period pursuant to a share accounting method under which each Participant’s deemed investment in an Investment Fund (as defined in Section 4.1) shall be accounted for in deemed shares in funds selected by the Plan Administrator and offered within the Plan for purposes of calculating earnings and losses for Participants’ Deferral Contribution Accounts.  For this purpose, the Plan Administrator shall adopt uniform rules which conform generally to accepted accounting practices.

3.6 Errors in Deferral Contribution Accounts.  If an error or omission is discovered in the Deferral Contribution Account of a Participant, the Plan Administrator, in its sole discretion, shall cause appropriate equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

Article 4

Investment Funds

4.1 Selection by Plan Administrator.  From time to time, the Plan Administrator shall select two or more investment funds (the “Investment Funds”) for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan. The Plan Administrator will notify Participants in writing prior to the beginning of each Plan Year and at such other times as the Plan Administrator deems necessary or desirable of the Investment Funds available under the Plan for such Plan Year.  The Plan Administrator may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate.

4.2 Participant Direction of Deemed Investments.  Each Participant generally may direct the manner in which his Deferral Contribution Account shall be deemed invested in and among the Investment Funds; provided, such investment directions shall be made in accordance with the following terms:

(a) Nature of Participant Direction.  The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his Deferral Contribution Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Deferral Contribution Accounts hereunder.

(b) Investment of Contributions.  Except as otherwise provided in this Section 4.2, each Participant may make an investment election, made in such form as the Plan Administrator may direct or permit, prescribing the percentage of his future contributions that will be deemed invested in each Investment Fund. An initial investment election of a Participant shall be made as of the date the Participant commences or recommences participation in the Plan and shall apply to all contributions credited to such Participant’s Deferral Contribution Account after such date. Such Participant may make subsequent investment elections at such times as permitted by the Plan Administrator, and such elections shall apply to all such specified contributions credited to such Participant’s Deferral Contribution Account after the effective date of such election.  Any investment election timely and properly made pursuant to this subsection with respect to future contributions shall remain effective until changed by the Participant.

(c) Investment of Existing Deferral Contribution Account Balances.  Each Participant may make an investment election, effective as of the date the Participant commences or recommences participation in the Plan, prescribing a different percentage of his existing Deferral Contribution Account balance that will be deemed invested in each Investment Fund.  Such Participant may make subsequent investment elections at such times as permitted by the Plan Administrator prescribing a different percentage of his existing Deferral Contribution Account balance that will be deemed invested in each Investment Fund.  Each such election which is timely and properly made shall remain in effect until changed by such Participant.

(d) Plan Administrator Discretion.  The Plan Administrator shall have complete discretion to adopt and revise procedures to be followed in making such investment elections.  Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Plan Administrator that are inconsistent with the deadlines or procedures specified in this Section 4.2 shall supersede such provisions of this Section 4.2 without the necessity of a Plan amendment.

Article 5

Payment of Deferral Contribution Account Balances

5.1 Benefit Payments Upon Termination of Service.

(a) General.  In accordance with the terms of subsection (b) hereof, if a Participant has both ceased to be a director of the Company and is not an employee of the Company or any of its subsidiaries, he (or his beneficiary, in the event of his death) shall be entitled to receive a distribution of the total of (i) the entire amount credited to his Deferral Contribution Account, as adjusted for earnings or losses attributable thereto, determined as of the business day on which such distribution is processed; plus (ii) the amount of Deferral Contributions, if any, made since such business day; and minus (iii) the amount of any distributions made to the Participant since such business day.  For purposes of this subsection, the “business day on which such distribution is processed” refers to the business day established for such purpose by administrative practice, even if actual payment is made at a later date due to delays in valuation, administration or any other procedure.

(b) Timing of Distribution.  Unless a Participant otherwise elects on his Deferral Election, the distribution of the benefit payable to a Participant under this Section shall be made or commence as soon as reasonably practicable after the last business day of the calendar quarter in which the Participant both ceases to be a director of the Company and terminates his employment, if any, with the Company and any of its subsidiaries.  Notwithstanding the foregoing, a Participant may elect on his Deferral Election to receive a distribution of the total of the aggregate Deferral Contributions made pursuant to such Deferral Election, as adjusted for earnings or losses attributable thereto and reduced for any distributions or forfeitures thereof, determined as of the date such distribution is processed, at any one time during any of the ten Plan Years following the Plan Year in which distribution of such amounts would otherwise have been made under the terms of this subsection (b).

5.2 Form of Distribution.  The benefit payable to a Participant under Section 5.1 shall be distributed in the form of a lump sum payment.

5.3 In-Service Distributions.

(a) Specified In-Service Distributions.  Notwithstanding any other provision of this Article 5 to the contrary, a Participant may elect on his Deferral Election to receive an in-service distribution of the total of the aggregate Deferral Contributions made pursuant to such Deferral Election, as adjusted for earnings or losses attributable thereto and reduced for any distributions or forfeitures thereof, determined as of the date such distribution is processed.  Such distribution shall be made in a lump sum payment in the first quarter of the Plan Year designated by the Participant on his Deferral Election provided that such Plan Year begins after the third anniversary of the date the Deferral Contribution to be distributed would have been paid to the Participant but for his Deferral Election.  The amount of such distribution shall reduce the Participant’s Deferral Contribution Account balance as provided in Section 3.4.  Any portion of the Participant’s Deferral Contribution Account which is not distributed under this subsection (a) shall be distributed in accordance with Section 5.1 and shall remain available for distributions under this Section 5.3.  If the Participant both ceases to be a director of the Company and terminates his employment, if any, with the Company and any of its subsidiaries for any reason prior to the payment of his in-service distribution hereunder, his in-service distribution election shall be cancelled and of no effect and the Participant’s Deferral Contribution Account shall be distributed in accordance with Section 5.1.  In the event a Participant elects to receive an in-service distribution under this subsection (a), such Participant may elect once per Deferral Election, in writing, at any time that is at least one year before the first day of the calendar quarter that the in-service distribution would otherwise be paid, to defer such in-service distribution to the first quarter of any subsequent Plan Year, provided that such quarter is at least 11 full calendar quarters after the quarter in which the in-service distribution would otherwise have been paid.

(b) Change in Control.  Notwithstanding any other provision of this Article 5 to the contrary, a Participant may elect on his Deferral Election, upon a Change in Control, to receive a distribution of the total of the aggregate Deferral Contributions made pursuant to such Deferral Election, as adjusted for earnings or losses attributable thereto and reduced for any distributions or forfeitures thereof, determined as of the date such distribution is processed.  Such distribution shall be made in a lump sum payment on the date on which a Change in Control occurs.  The amount of such distribution shall reduce the Participant’s Deferral Contribution Account balance as provided in Section 3.4.  Any portion of the Participant’s Deferral Contribution Account which is not distributed under this subsection (b) shall be distributed in accordance with Section 5.1 and shall remain available for distribution under this Section 5.3.  If the Participant both ceases to be a director of the Company and terminates his employment, if any, with the Company and any of its subsidiaries for any reason prior to the payment of his in-service distribution hereunder, his in-service distribution election shall be cancelled and of no effect and the Participant’s Deferral Contribution Account shall be distributed in accordance with Section 5.1.  “Change in Control” shall mean the first occurrence of one of the following events:

(i) the “beneficial ownership” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 20% of the combined voting power of the Company is acquired by any “person,” as defined in Sections 13(d) and 14(d) of the Exchange Act, (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company’s common stock ($.001 par value) (the “Shares”)), or

(ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or

(iii) during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

5.4 Beneficiary Designation.  Participants shall designate and from time to time may redesignate their beneficiaries to receive any death benefits that may be payable under the Plan upon such Participant’s death in such form and manner as the Plan Administrator may determine.  In the event that:

(i)           a Participant dies without designating a beneficiary;

(ii)           the beneficiary designated by a Participant is not alive when a payment is to be made to such person under the Plan, and no contingent beneficiary has been designated; or

(iii)           the beneficiary designated by a Participant cannot be located by the Plan Administrator within one year from the date benefits are to be paid to such person;

then, in any of such events, the beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the estate of the Participant.

Article 6

Claims

6.1 Initial Claim.  Claims for benefits under the Plan may be filed with the Plan Administrator on such form, as the Plan Administrator may prescribe.  The Plan Administrator shall furnish to the claimant notice of the disposition of a claim within 90 days after the application therefor is filed.  In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim or submit the claim for review.

6.2 Appeal.  Any Participant or beneficiary who has been denied a benefit shall be entitled, upon request to the Plan Administrator, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Plan Administrator’s possession in order to prepare the appeal. The request for review, together with a statement of the claimant’s position, must be filed with the Plan Administrator no later than 60 days after receipt of the notification of denial of a claim provided for in Section 6.1.  The Plan Administrator’s decision shall be made within 60 days following the filing of the request for review.  If unfavorable, the notice of the decision shall explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.

6.3 Satisfaction of Claims.  Any payment to a Participant or beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Plan Administrator and the Company, either of whom may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator or the Company.  If receipt and release is required but the Participant or beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Plan Administrator or the Company receives a proper receipt and release.

Article 7

No Funding of Plan Benefits

The Company may establish a trust (known as a “grantor trust” within the meaning of the Code) for the purpose of accumulating funds to satisfy the obligations incurred by the Company under the Plan.  Notwithstanding the preceding sentence, nothing herein shall require the Company to segregate or set aside any funds or other property for the purpose of paying any benefits under the Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions by the Company or the Plan Administrator shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his beneficiary, or any other person.  Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company.  The obligation of the Company hereunder shall be an unfunded and unsecured promise to pay money in the future.  To the extent that the Participant or his beneficiary is entitled to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.  It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

Article 8

Plan Administrator

8.1 Plan Administrator’s Duties.  Except as otherwise specifically provided and in addition to the powers, rights and duties specifically given to the Plan Administrator elsewhere in the Plan, the Plan Administrator shall have the following discretionary powers, rights and duties:

(a) To construe and interpret the Plan, to decide all questions of Plan eligibility, to determine the amount, manner and time of payment of any benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions in its sole and complete discretion.

(b) To adopt such rules of procedure as may be necessary for the efficient administration of the Plan and as are consistent with the Plan, and to enforce the Plan in accordance with its terms and such rules.

(c) To make determinations as to the right of any person to a benefit, to afford any person dissatisfied with such determination the right to a hearing thereon, and to direct payments or distributions in accordance with the provisions of the Plan.

(d) To furnish the Company and Participants with such information as may be required by them for tax or other purposes in connection with the Plan.

(e) To enroll Participants in the Plan, distribute and receive Plan administration forms and comply with all applicable governmental reporting and disclosure requirements.

(f) To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Company), and to allocate or delegate to them such powers, rights and duties as the Plan Administrator considers necessary or advisable to properly carry out the administration of the Plan, provided that any such allocation or delegation and the acceptance thereof must be in writing.

(g) To report at least annually to the Board any significant problems which have developed in connection with the administration of the Plan and any recommendations which the Plan Administrator may have as to the amendment of the Plan or the modification of Plan administration.  At least once for each Plan Year, the Plan Administrator shall cause a statement of a Participant’s Deferral Contribution Account balance to be distributed to the Participant.

8.2 Action by Administrator.  If a committee is serving as Plan Administrator, any action by the committee will be subject to the following provisions:

(a) The committee may act by meeting (including a meeting from different locations by telephone conference) or by document signed without meeting, and documents may be signed through the use of a single document or concurrent documents; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action.

(b) A committee member by writing may delegate part or all of his rights, powers, duties and discretion to any other committee member, with such other committee member’s consent.

(c) No member of the committee shall be liable or responsible for an act or omission of other committee members in which the former has not concurred.

(d) The committee shall choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan.  The secretary may execute any certificate or other written direction on behalf of the committee.

8.3 Information Required for Plan Administration.  The Company shall furnish the Plan Administrator with such data and information as the Plan Administrator considers necessary or desirable to perform its duties with respect to Plan administration.  The records of the Company as to a Participant’s period or periods of service and Compensation will be conclusive on all persons unless determined to the Plan Administrator’s satisfaction to be incorrect.  Participants and other persons entitled to benefits under the Plan also shall furnish the Plan Administrator with such evidence, data or information as the Plan Administrator considers necessary or desirable for the Plan Administrator to perform its duties with respect to Plan administration.

8.4 Decision of Plan Administrator Final.  Subject to applicable law and Article 6, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Plan Administrator made by the Plan Administrator in good faith shall be binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known and the Plan Administrator shall make such adjustment on account thereof as the Plan Administrator considers equitable and practicable.

8.5 Indemnification.  No person (including any present or former director, officer or employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.  Each present or former director, officer or employee of the Company to whom the Company has delegated any portion of its responsibilities under the Plan shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Plan) from and against any and all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the Plan, including all expenses reasonably incurred in their defense if the Company fails to provide such defense.

Article 9

Action by Company

Any action required or permitted of the Company under the Plan shall be by resolution of its Board or by a duly authorized committee of its Board, or by a person or persons authorized by resolution of its Board or such committee.

Article 10

Amendment and Termination

10.1 Amendment.  While the Company expects and intends to continue the Plan, the Company must necessarily reserve and hereby does reserve the right to amend the Plan from time to time.  Any amendment of the Plan will be by resolution of the Board or any committee of the Board to whom such authority has been delegated.  No amendment shall reduce the value of a Participant’s Deferral Contribution Account balance to less than the amount (as subsequently adjusted for earnings and losses attributable thereto) he would be entitled to receive if he had become entitled to receive a distribution under Section 5.1 on the day of the amendment.

10.2 Termination. The Plan will terminate on the first to occur of the following:

(a) The date it is terminated by the Company.

(b) The date the Company is judicially declared bankrupt or insolvent.

(c) The dissolution, merger, consolidation or reorganization of the Company, or the sale of all or substantially all of its assets, except that in any such event arrangements may be made whereby the Plan will be continued by any successor to the Company or any purchaser of all or substantially all of its assets without a termination thereof, in which case the successor or purchaser will be substituted for the Company under the Plan.

10.3 Distribution on Termination.  On termination of the Plan, each affected Participant’s Deferral Contribution Account shall be distributed in a lump sum payment as soon as practicable after the date the Plan is terminated.  The amount of any such distribution shall be determined as of the business day on which such distribution is processed.  For purposes of this Section, the “business day on which such distribution is processed” refers to the business day established for such purpose by administrative practice, even if actual payment is made at a later date due to delays in valuation, administration or any other procedure.  Such determination shall be binding on all Participants and beneficiaries.

Article 11

General Provisions

11.1 Notices.  Unless the Plan provides otherwise, any notice or document relating to the Plan required to be given to or filed with the Plan Administrator or the Company shall be considered as given or filed at such time and in such form as required or permitted in accordance with uniform procedures adopted by the Plan Administrator.

11.2 Nonalienation of Plan Benefits.  To the extent permitted by applicable law, the rights or interests of any Participant or any Participant’s beneficiaries to any benefits or future payments under the Plan shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant or beneficiary nor shall any such Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which he may expect to receive under the Plan, except as may be required by the tax withholding provisions of the Code or a state’s income tax act.

11.3 Payment with Respect to Incapacitated Persons.  If any person entitled to benefits under the Plan is under a legal disability or, in the Plan Administrator’s opinion, is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct the payment of such benefits to such person’s legal representative or to a relative or friend of such person for such person’s benefit, or the Plan Administrator may direct the application of such benefit for the benefit of such person in any manner which the Plan Administrator may select that is consistent with the Plan.  Any payments made in accordance with the foregoing provisions of this Section 11.3 shall be a full and complete discharge of any liability for such payments.

11.4 No Benefit Guaranty.  None of the establishment of the Plan, any modification thereof, the creation of any fund or account, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the Plan Administrator except as provided herein.

11.5 Litigation.  In any action or proceeding regarding any Plan benefits or the administration of the Plan, directors or former directors of the Company, their beneficiaries and any other persons claiming to have an interest in the Plan shall not be necessary parties and shall not be entitled to any notice of process.  Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the Plan.  Acceptance of participation in the Plan shall constitute a release of the Company, the Plan Administrator and its agents from any and all liability and obligation not involving willful misconduct or gross neglect.

11.6 Headings.  The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

11.7 Evidence.  Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.

11.8 Gender and Number.  Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.

11.9 Waiver of Notice.  Any notice required under the Plan may be waived by the person entitled to notice.

11.10 Applicable Law.  The Plan shall be construed in accordance with the laws of the State of Michigan.

11.11 Severability.  Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

11.12 Withholding for Taxes.  Notwithstanding any other provisions of the Plan, the Company may withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code, any state or local income tax act or any applicable similar laws.

11.13 Successors.  The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

11.14 Effect on Other Benefit Plans.  Any benefit paid or payable under this Plan shall not be included in compensation for purposes of computing benefits under any benefit plan maintained or contributed to by the Company except as may otherwise be required under the terms of such benefit plan.

BORDERS GROUP, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS
Page

ARTICLE 1	INTRODUCTION	1

1.1	Purpose of the Plan, Effective Date	1

1.2	Plan Administrator, Plan Year	1

1.3	Supplements	1

ARTICLE 2	PLAN PARTICIPATION	1

2.1	Eligibility	1

2.2	Participation	1

2.3	Cessation of Active Participation	1

ARTICLE 3	PARTICIPANTS’ DEFERRAL CONTRIBUTION ACCOUNTS; DEFERRALS AND CREDITING	2

3.1	Participants’ Deferral Contribution Accounts	2

3.2	Deferral Contributions	2

3.3	Deferral Election	3

3.4	Debiting of Distributions and Forfeitures	3

3.5	Crediting of Earnings or Losses on Contributions	3

3.6	Errors in Deferral Contribution Accounts	4

ARTICLE 4	INVESTMENT FUNDS	4

4.1	Selection by Plan Administrator	4

4.2	Participant Direction of Deemed Investments	4

ARTICLE 5	PAYMENT OF DEFERRAL CONTRIBUTION ACCOUNT BALANCES	5

5.1	Benefit Payments Upon Termination of Service	5

5.2	Form of Distribution	5

5.3	In-Service Distributions	6

5.4	Beneficiary Designation	7

ARTICLE 6	CLAIMS	7

6.1	Initial Claim	7

6.2	Appeal	7

6.3	Satisfaction of Claims	8

ARTICLE 7	NO FUNDING OF PLAN BENEFITS	8

ARTICLE 8	PLAN ADMINISTRATOR	8

8.1	Plan Administrator’s Duties	8

8.2	Action by Administrator	9

8.3	Information Required for Plan Administration	9

8.4	Decision of Plan Administrator Final	10

8.5	Indemnification	10

ARTICLE 9	ACTION BY COMPANY	10

ARTICLE 10AMENDMENT AND TERMINATION10

10.1	Amendment	10

10.2	Termination	10

10.3	Distribution on Termination	11

ARTICLE 11GENERAL PROVISIONS11

11.1	Notices	11

11.2	Nonalienation of Plan Benefits	11

11.3	Payment with Respect to Incapacitated Persons	11

11.4	No Benefit Guaranty	11

11.5	Litigation	11

11.6	Headings	12

11.7	Evidence	12

11.8	Gender and Number	12

11.9	Waiver of Notice	12

11.10Applicable Law12

11.11Severability12

11.12Withholding for Taxes12

11.13Successors12

11.14Effect on Other Benefit Plans12